Exhibit (e)(8)

CONFIDENTIALITY AGREEMENT

This Agreement, dated July 30, 2007 (the “Effective Date”), is made between Applix, Inc., a Massachusetts corporation (“Applix”), and Cognos Incorporated, a Canadian corporation (“Cognos”).

1.      Background. Applix and Cognos (the “parties”) intend to engage in discussions concerning a possible business relationship or transaction (a “Transaction”). In the course of such discussions, it is anticipated that each party will disclose to the other party and to the other party’s financial advisors, attorneys, accountants and other agents or advisors (collectively, “Representatives”) certain of its Proprietary Information (as defined below) for the purpose of enabling the other party to evaluate the feasibility of a Transaction. The parties are entering into this Agreement in order to ensure the confidentiality of such Proprietary Information in accordance with the terms of this Agreement. As used in this Agreement, the party by or with respect to which Proprietary Information is disclosed is referred to as the “Disclosing Party”; the party receiving such Proprietary Information is referred to as the “Recipient”.

2.      Proprietary Information.

(a)    As used in this Agreement, the term “Proprietary Information” shall mean all information relating to the Disclosing Party or its business, operations, finances or technology that is furnished by or on behalf of the Disclosing Party to the Recipient or its Representatives. In addition, the term “Proprietary Information” shall be deemed to include: (a) any notes, analyses, compilations, studies, memoranda or other documents prepared by the Recipient or its Representatives which contain, reflect or are based upon, in whole or in part, any Proprietary Information furnished by or on behalf of the Disclosing Party to the Recipient or its Representatives; and (b) the existence or status of, and any information concerning, the discussions between the parties concerning a possible Transaction.

(b)    Notwithstanding the foregoing, Proprietary Information shall not include any information that:

(i)     is generally known to the public at the time of disclosure or becomes generally known without the Recipient or its Representatives violating this Agreement;

(ii)    was in the Recipient’s possession at the time of disclosure to the Recipient;

(iii)   becomes known to the Recipient through disclosure by sources other than the Disclosing Party without such sources violating any confidentiality obligations to the Disclosing Party; or

(iv)   was independently developed by the Recipient without reference to or reliance upon the Disclosing Party’s Proprietary Information.

3.      Term of Agreement. This Agreement shall apply to all Proprietary Information disclosed between the parties from the Effective Date until the date six months after the Effective Date. The restrictions imposed by this Agreement shall continue with respect to a particular item of Proprietary Information until the third anniversary of the disclosure of such Proprietary Information pursuant to this Agreement.

4.      Use and Disclosure of Proprietary Information. The Recipient and its Representatives shall use the Proprietary Information of the Disclosing Party only for the purpose of evaluating the feasibility of a Transaction. The Recipient may disclose Proprietary Information of the Disclosing Party only to those employees of the Recipient who need to know such information in connection with the Recipient’s evaluation of a Transaction and who are informed of the confidential nature of such information and of the terms of this Agreement. The Recipient shall hold in confidence, and shall not disclose to anyone not employed by the Recipient, any Proprietary Information of the Disclosing Party; provided, however, that

(i) the Recipient may make any disclosure of such information to which the Disclosing Party gives its prior written consent; and (ii) any of the Proprietary Information may be disclosed by the Recipient to its Representatives who need to know such information in connection with the Recipient’s evaluation of a Transaction and who are informed of the confidential nature of such information and of the terms of this Agreement. In any event, the Recipient shall be liable to the Disclosing Party for any use or disclosure of Proprietary Information by any of its Representatives that, if done by the Recipient, would be a breach of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not prohibit the Recipient from disclosing Proprietary Information of the Disclosing Party to the extent required in order for the Recipient to comply with applicable laws and regulations, provided that the Recipient provides prior written notice of such required disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

5.      Ownership of Proprietary Information. The Recipient agrees that it shall not received any title or interest in, or any license or right to use, the Disclosing Party’s Proprietary Information or any patent, copyright, trade secret, trademark or other intellectual property rights therein, by implication or otherwise.

6.      Return of Proprietary Information. The Recipient shall, upon the written request of the Disclosing Party, (a) return to the Disclosing Party all Proprietary Information received by the Recipient or its Representatives from the Disclosing Party (and all copies and reproductions thereof) and (b) destroy (i) any notes, reports or other documents prepared by the Recipient which contain Proprietary Information of the Disclosing Party and (ii) any Proprietary Information of the Disclosing Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party. Notwithstanding the return or destruction of the Proprietary Information, the Recipient and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

7.      Contacts. Each party agrees not to contact, and to cause its Representatives not to contact, any employee, representative, customer or business partner of the other party in connection with its consideration of a possible Transaction, except in accordance with procedures established by such other party.

8.      NonSolicitation. Each party agrees that, for a period of two years from the Effective Date, it will not, directly or indirectly, solicit for employment or hire any person (i) who is employed as an officer of the other party or (ii) who is employed in any capacity by the other party and with whom representatives of such party came in contact during the course of exchanging Proprietary Information pursuant to this Agreement; provided, however, that this paragraph shall not prevent a party from hiring such a person if: (1) such person contacts such party on his or her own initiative without any direct or indirect solicitation  by or encouragement from such party; (2) such person responds to a general solicitation of employment not specifically directed towards employees of the other party.

9.      Obligations Regarding Proprietary Information and Transaction. Each Recipient understands that neither the Disclosing Party nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of the Proprietary Information it discloses hereunder. Each Recipient agrees that neither the Disclosing Party nor any of its Representatives shall have liability to the Recipient or any of its Representatives resulting from the use or contents of such Proprietary Information, except as may be provided in a definitive agreement between the parties regarding a Transaction (a “Definitive Agreement”). Each party agrees that unless and until a Definitive Agreement has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to a Transaction with the other by virtue of this Agreement or any written or oral expression of interest or offer with respect thereto by either party or any of its Representatives.

10.    Miscellaneous.

(a)    This Agreement supersedes all prior agreements, written or oral, between the parties relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the parties.

(b)    This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

(c)    This Agreement shall be construed and interpreted in accordance with the internal law of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

(d)    The provisions of this Agreement are necessary for the protection of the business and goodwill of the parties and are considered by the parties to be reasonable for such purpose. Each party agrees that any breach of this Agreement will cause the other party substantial and irreparable injury and, therefore, in the event of such breach, in addition to other remedies which may be available, the non-breaching party shall have the right to specific performance and other injunctive and equitable relief.

(e)    For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

EXECUTED as a sealed instrument as of the date and year first set forth above.

APPLIX, INC.

By:	/s/ Milton A. Alpern
Milton A. Alpern
Title:	Chief Financial Officer

COGNOS INCORPORATED

By:	/s/ Mitchell Robinson
Mitchell Robinson
Title:	Vice-President, Strategic Investment